UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

    On October 1, 2014, the Company announced that its Board of Directors authorized a stock repurchase program.  Under that program, the Company may purchase up to 115,351 shares, or approximately 10% of its currently outstanding shares of common stock.  The repurchase program will commence no sooner than 24 hours following public announcement of the Company’s financial results for the third quarter of 2014.

    The shares may be purchased in the open market or in privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  Repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance.

    The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

ITEM 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	Exhibit 99.1	Press Release dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC

Date:	October 1, 2014	By:	/s/ Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release dated October 1, 2014